Exhibit 3.1

QTS REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

QTS Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Corporation, by resolutions of its Board of Directors (the “Board”) duly adopted at a meeting duly called and held, prohibited the Corporation from electing to be subject to Sections 3-803, 3-804(a), 3-804(b), 3-804(c) and 3-805 of the MGCL, unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors; provided that the prohibition from electing to be subject  to Section 3-804(c) shall be subject to and conditioned upon approval by the stockholders of an amendment to  Section 4.2 of the charter of the Corporation to remove a provision electing to be bound by Section 3-804(c).

SECOND: The foregoing elections have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by the Chief Executive Officer and President of the Corporation and attested to by its Chief Financial Officer on this 24th day of September, 2018.

QTS REALTY TRUST, INC.

		By:	/s/ Chad L. Williams
Chad L. Williams
Chief Executive Officer and President

ATTEST:

By:	/s/ Jeffrey H. Berson
Jeffrey H. Berson
Chief Financial Officer